Exhibit Q2(a)

Section 16(a) of the 1934 Act and Section 30(h) of the 1940 Act, and the rules thereunder, require the Fund’s officers, portfolio managers and Trustees, the Adviser, affiliated persons of the Adviser, and persons who beneficially own more than 10% of a registered class of a Fund’s Shares to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Fund with copies of all Section 16(a) forms they file.  Based solely on a review of the reports filed with the SEC and upon representations that no applicable Section 16(a) forms were required to be filed, the Fund believes that during fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to the Fund’s officers, Trustees and greater than 10% beneficial owners were complied with. However, a statement of initial beneficial ownership on From 3 for Mr. McKemie, a portfolio manager of the Fund, was not filed within 10 days following the day on which he became a reporting person of the Fund; and a statement of beneficial ownership on Form 4 for Mr. McKemie was not filed before the end of the second business day following the day on which a transaction resulting in a change of beneficial ownership was executed. The statement of initial beneficial ownership and statement of change of beneficial ownership of Mr. McKemie have since been filed.